As filed with the Securities and Exchange Commission on September 15, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CAPSTONE GREEN ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4180883
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Capstone Green Energy Corporation
16640 Stagg Street
Van Nuys, California 91406
(818) 734-5300

(Address, including zip code and telephone number, including area code, of principal executive offices)

Capstone Green Energy Corporation 2017 Equity Incentive Plan
(Full Title of the Plans)
Darren R. Jamison
Chief Executive Officer
16640 Stagg Street
Van Nuys, California 91406

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark D. Wood
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
(312) 902-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share (2)	500,000 shares(3)	$4.46	(4)	$2,230,000	$243.29
Total	500,000 shares	$4.46		$2,230,000	$243.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Capstone Green Energy Corporation, a Delaware corporation (the “Registrant”). Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Also includes associated rights to purchase shares of the Registrant’s Series B Junior Participating Preferred Stock (the “Rights”), which are attached to the common stock and are issuable pursuant to the Registrant’s Rights Agreement, dated as of May 6, 2019. Until the occurrence of certain prescribed events, the Rights are not exercisable and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

(3)	Represents 500,000 additional shares of common stock reserved and available for issuance under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), as approved by the Registrant’s stockholders at its annual meeting on August 27, 2021 (the “2021 Annual Meeting”). At the 2021 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2017 Plan to increase the aggregate number of shares authorized for issuance under the 2017 Plan by 500,000 shares.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Capital Market, on September 14, 2021.

Proposed sales to take place as soon after the effective date of the registration statement as awards are granted, exercised or distributed under the above-named plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant to register 500,000 additional shares of Common Stock reserved for issuance under the 2017 Plan. The Registrant initially registered 300,000 shares of its common stock issuable under the 2017 Plan pursuant to a Registration Statement on Form S-8 filed with the SEC on November 21, 2017 (the “Initial S-8”), registered an additional 600,000 shares of its common stock issuable under the 2017 Plan pursuant to a Registration Statement on Form S-8 filed with the SEC on November 7, 2019 (the “2019 S-8”) and registered an additional 500,000 shares of its common stock issuable under the 2017 Plan pursuant to a Registration Statement on Form S-8 filed with the SEC on September 11, 2020 (File No. 333-248746) (the “2020 S-8”). The information contained in the Initial S-8, 2019 S-8 and 2020 S-8 are hereby incorporated by reference, to the extent not replaced hereby, pursuant to General Instruction E.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2021, filed with the Commission on June 14, 2021;

(b)	The Registrant’s definitive Proxy Statement on Schedule 14A relating to our annual meeting of stockholders filed with the Commission on July 13, 2021 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2021);

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Commission on August 11, 2021;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 22, 2021, May 14, 2021, June 22, 2021, July 1, 2021, and August 31, 2021 (except that, with respect to each of the foregoing Current Reports, any portions thereof which are furnished and not filed shall not be deemed incorporated by reference into this registration statement); and

(e)	The descriptions of the Registrant’s common stock and Series B Participating Preferred Stock Purchase Rights in Exhibit 4.17 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the Commission on June 14, 2021.

The Registrant also incorporates by reference into this registration statement all information contained in additional documents (other than portions of the documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein) that it files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. You should not assume that the information in this registration statement or in the documents incorporated by reference is accurate as of any date other than the date of this registration statement or those documents.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Conformed Copy of Second Amended and Restated Certificate of Incorporation of Capstone Green Energy Corporation, as amended through April 22, 2021. (a)
4.2	Fifth Amended and Restated Bylaws of Capstone Green Energy Corporation effective as of April 22, 2021.(b)
4.3	First Amendment to the Fifth Amended and Restated Bylaws of Capstone Green Energy Corporation. (c)
4.4	Specimen stock certificate. (d)
4.5	NOL Rights Agreement, dated May 6, 2019, between Capstone Turbine Corporation and Broadridge Financial Solutions, Inc. successor-in-interest to Computershare Inc. (e)
5.1*	Opinion of Katten Muchin Rosenman LLP.
23.1*	Consent of Marcum LLP, independent registered public accounting firm.
23.2*	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page).
99.1*	Capstone Green Energy Corporation 2017 Equity Incentive Plan, as amended through August 27, 2021.

*Filed herewith.

(a)	Incorporated by reference to Capstone Green Energy Corporation’s Quarterly Report on Form 10-Q filed on August 11, 2021.

(b)	Incorporated by reference to Capstone Green Energy Corporation’s Current Report on Form 8-K, filed on April 22, 2021.

(c)	Incorporated by reference to Capstone Green Energy Corporation’s Current Report on Form 8-K filed on August 31, 2021.

(d)	Incorporated by reference to Capstone Green Energy Corporation’s Registration Statement on Form S-1/A, dated June 21, 2000.

(e)	Incorporated by reference to Capstone Green Energy Corporation’s Current Report on Form 8-K filed on May 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on September 15, 2021.

CAPSTONE GREEN ENERGY CORPORATION

By:	/s/ Darren R. Jamison
Darren R. Jamison
Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ Frederick S. Hencken III
Frederick S. Hencken III
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Darren R. Jamison and Frederick S. Hencken III as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date
/s/ Darren R. Jamison	President, Chief Executive Officer and Director	September 15, 2021
Darren R. Jamison	(Principal Executive Officer)
/s/ Frederick S. Hencken	Chief Financial Officer	September 15, 2021
Frederick S. Hencken	(Principal Financial Officer)
/s/ Robert C. Flexon	Chair of the Board of Directors	September 15, 2021
Robert C. Flexon
/s/ Yon Y. Jorden	Director	September 15, 2021
Yon Y. Jorden
/s/ Paul D. DeWeese	Director	September 15, 2021
Paul D. DeWeese
/s/ Ping Fu	Director	September 15, 2021
Ping Fu
/s/ Robert F. Powelson	Director	September 15, 2021
Robert F. Powelson
/s/ Denise Wilson	Director	September 15, 2021
Denise Wilson

4